Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
3rd Floor
Johnson City, TN 37604
FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Robbie Atkinson	Claire Walsh
VP, Strategy & Investor Relations	(General info)
(423) 434-8398	212-371-5999
FOR IMMEDIATE RELEASE
July 10, 2017

NN, INC. ANNOUNCES AGREEMENT TO SELL PRECISION BEARING COMPONENTS GROUP TO TSUBAKI NAKASHIMA

•	Purchase price of $375 million

•	Expected to close in the second half of 2017

Johnson City, TN, July 10, 2017 – NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today announced it has entered into a definitive agreement to sell its Precision Bearing Components Group (“PBC”) to Tsubaki Nakashima Co., Ltd. (“Tsubaki Nakashima”), for $375 million in cash. The transaction is expected to be completed in the second half of 2017, and is subject to regulatory and customary closing conditions.

The sale of PBC furthers NN’s long-term strategy to build a diversified industrial business with a comprehensive geographic footprint in attractive high-growth market segments. NN plans to redeploy the estimated $270 million in net proceeds from the transaction into higher-growth, higher-margin end markets, while also accelerating its focus on deleveraging.

Richard Holder, President and Chief Executive Officer, commented, “The sale of PBC represents a key strategic step toward building a diversified industrial business and capitalizing on growth opportunities that foster strong operating performance, stable earnings and free cash flow over the long term. This transaction further balances our portfolio and provides us with the capital to execute on our strategic expansion into the higher-growth, medical and aerospace end markets. Importantly, we will also strengthen our balance sheet and will now have the additional flexibility through cash on hand to make strategic acquisitions in markets that we believe have strong growth potential. We will continue to look for opportunities to further diversify our business and create a more balanced portfolio to enhance shareholder value over the long term. Finally, we believe that Tsubaki Nakashima is the right strategic fit for PBC, its employees and its customers. By joining with Tsubaki Nakashima, a well-respected bearing components manufacturer with an established track record of global growth, PBC will continue to thrive.”

Beginning in the third quarter of 2017, PBC results will be classified as discontinued operations in NN’s financial reporting. NN reaffirms its second quarter 2017 guidance.

SunTrust Robinson Humphrey is acting as financial advisor and Bass, Berry and Sims PLC is serving as legal advisor to NN.

Conference Call & Supplemental Deck

A supplemental presentation on the transaction has been posted to NN’s website. NN will host a conference call to discuss the transaction on July 10 at 9:30 a.m. ET. Access the call by dialing 888-312-9849 in the U.S., or +1-719-325-2272 internationally, conference ID: 4248297. A replay of the conference call will be available shortly after the conclusion of the call. The replay along with presentation materials relating to the transaction will be available under the investor relations section of NN’s website.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 40 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, including all statements regarding the expected date of closing and potential benefits of the transaction discussed in this press release, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the occurrence of any event, change or other circumstance that could delay the closing of the transaction, the possibility that the transaction may not be completed and the termination of the definitive agreement, the failure to satisfy any of the conditions to the transaction as set forth in the definitive agreement, any adverse effect on the Company’s stock due to the failure to complete the proposed transaction, potential business disruptions due to transaction-related uncertainty or otherwise related to the effects of the transaction and the separation of the PBC business from our other businesses, including our relationships with affected employees, vendors and customers, costs related to the transaction, and the possibility that we will be unable to execute on our intended redeployment of net proceeds from the transaction, whether due to a lack of favorable investment opportunities or otherwise, as well as general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding completed acquisitions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.